Exhibit 10.11

FOURTH AMENDMENT TO OFFICE LEASE

THIS FOURTH AMENDMENT TO OFFICE LEASE (this “Fourth Amendment”) is entered into by and between TRANSWESTERN CG PARTNERS I, L.P., a Delaware limited partnership (“Landlord”) and WEATHERFORD ENTERRA U.S., LIMITED PARTNERSHIP, a Louisiana limited partnership (“Tenant”). EVI WEATHERFORD, INC. (“Guarantor”), a Delaware corporation (as successor-in-interest to Weatherford Enterra, Inc.), joins in this Fourth Amendment to evidence its consent to the terms hereof.

WHEREAS, Landlord (as successor-in-interest with regard to the Lease to CIGNA INVESTMENTS, INC.) and Tenant are parties to that certain Lease Agreement dated January, 1996, as amended by First Amendment to Lease Agreement (“First Amendment”) dated April 11, 1996, by Second Amendment to Lease (“Second Amendment”) dated September 16, 1996 and by Third Amendment to Office Lease (“Third Amendment”) dated July 10, 1998 (said Lease Agreement, as amended, being referred to herein as the “Lease”) originally concerning approximately 73,746 square feet of rentable area on floors 2, 6, 9, 10 and 11 in the building located at 515 Post Oak, Houston, Texas (the “Original Premises”), as expanded by 13,937 square feet of rentable area on floor 7 (the “First Expansion Space”) pursuant to the First Amendment (for a total of 87,683 square feet of rentable area), as again expanded by 549 square feet of rentable area on floor 7 (the “Second Expansion Space”) pursuant to the Second Amendment (for a total of 88,232 square feet of rentable area) and as again expanded by 1,853 square feet of rentable area on floor 7 (the “Third Expansion Space”) pursuant to the Third Amendment (for a total of 90,085 square feet of rentable area); and

WHEREAS, Landlord and Tenant have agreed that Tenant may again expand the Premises by the addition of 3,617 square feet of rentable area on floor 2 of the Building as shown on Exhibit A-4 attached hereto and made a part hereof, which space is commonly known as Suites 220 and 225 (the “Fourth Expansion Space”) and that Tenant may thereafter expand the Premises by the addition of 45,479 square feet of rentable area on floors 2 and 3 of the Building as shown on Exhibit A-5 attached hereto and made a part hereof, which space is commonly known as Suite 210 and all of the third floor (the “Fifth Expansion Space”); and

WHEREAS, the Lease by its terms shall expire on June 30, 2006 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the terms and conditions set forth below; and

WHEREAS, Landlord and Tenant wish to otherwise amend the terms of the Lease as hereinafter provided;

NOW, THEREFORE, for and in consideration of the mutual agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby expressly agree, covenant, and acknowledge as follows:

1. Granting Clause.

(a) Fourth Expansion Space. In consideration of the obligation of Tenant to pay rent with respect to the Fourth Expansion Space and in consideration of the terms, covenants and conditions of the Lease, as amended hereby, Landlord hereby demises and leases to Tenant and Tenant hereby takes from Landlord, the Fourth Expansion Space, to have and to hold commencing on August 1, 1998 and continuing until the Extended Termination Date (herein defined), all upon the terms and conditions set forth in the Lease, as amended hereby. Landlord and Tenant agree that the rentable area of the Fourth Expansion Space is 3,617 square feet, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party except for the addition of space as provided herein. Accordingly, from and after August 1, 1998 until the Fifth Expansion Commencement Date (defined below), the total rentable area of the Premises (consisting of the Original Premises, the First Expansion Space, the Second Expansion Space, the Third Expansion Space and the Fourth Expansion Space) is stipulated to be 93,702 square feet.

(b) Fifth Expansion Space. In consideration of the obligation of Tenant to pay rent with respect to the Fifth Expansion Space and in consideration of the terms, covenants and conditions of the Lease, as amended hereby, Landlord hereby demises and leases to Tenant and Tenant hereby takes from Landlord, the Fifth Expansion Space, to have and to hold commencing on the day after substantial completion of the improvements to the Fifth Expansion Space to be performed by Landlord as provided below; provided, however, that the Fifth Expansion Commencement Date shall be moved up by one day for each day the construction of the tenant improvements is delayed due to Tenant’s failure to perform its obligations hereunder or under any work letter related to such improvements (the “Fifth Expansion Commencement Date”) and continuing until the Extended Termination Date, all upon the terms and conditions set forth in the Lease, as amended hereby. Landlord shall use reasonable efforts to cause the Fifth Expansion Commencement Date to occur on or before May 1, 1999. Landlord and Tenant agree that the rentable area of the Fifth Expansion Space is 45,479 square feet, notwithstanding any different measurement thereof that may be made hereafter by or on behalf of either party. Accordingly, from and after the Fifth Expansion Commencement Date, the total rentable area of the Premises (consisting of the Original Premises, the First Expansion Space, the Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space and the Fifth Expansion Space) is stipulated to be 139,181 square feet.

2. Terms and Conditions.

(a) Fourth Expansion Space. Tenant’s lease of the Fourth Expansion Space shall be on all the terms and conditions of the Lease as if the Fourth Expansion Space were included in the Original Premises, except as follows:

(i) The term of Tenant’s lease of the Fourth Expansion Space shall commence on August 1, 1998 and end on the Extended Termination Date (as defined in Section 3 hereof).

(ii) Base Rent payable by Tenant with respect to the Fourth Expansion Space shall be as follows:

Period	Annual Base Rent Per Square Foot of Rentable Area in the Fourth Expansion Space	Monthly Base Rent
08/01-98–04/30/04	$19.00	$5,726.92
05/01/04–Extended Termination Date	$24.00	$7,234.00

Except as modified herein, Base Rent is payable on the same terms provided in the Lease with respect to the Original Premises, except as modified herein and except that there will be no rental abatement and Base Rent for the Fourth Expansion Space will commence on August 1, 1998. Tenant shall pay its Pro Rata Share and all other rental adjustments payable by Tenant with respect to the Fourth Expansion Space as provided in the Lease.

(iii) Tenant has inspected the Premises (including the Fourth Expansion Space), is familiar with the condition of same and accepts same in its present condition, “AS IS,” subject to the completion of the improvements described below. Tenant acknowledges that except as set forth below Landlord previously complied with all of its construction obligations with respect to the Premises and that except as set forth below Landlord is not obligated to do any further construction or make any additional improvements with respect to the Premises; provided, however, Landlord shall provide to Tenant an allowance of up to $43,404.00 (the “Fourth Expansion Allowance”), to be applied to the cost of certain improvements to be made to the Fourth Expansion Space by Landlord (the “Fourth Expansion Space Work”). Landlord may contract with a general contractor of Landlord’s choice for the Fourth Expansion Space Work which shall be constructed in accordance with plans to be prepared by Landlord and approved in writing by Tenant (such approval shall not be unreasonably withheld, delayed or conditioned). To the extent the cost of the Fourth Expansion Space Work is less than the Fourth Expansion Allowance, Landlord shall be entitled to retain any amount of such excess Fourth Expansion Allowance. To the extent the cost of Fourth Expansion Space Work is greater than the Fourth Expansion Allowance, Tenant shall, within 30 days after Landlord’s written notice of such additional amount, pay such additional amount to Landlord.

(b) Fifth Expansion Space. Tenant’s lease of the Fifth Expansion Space shall be on all the terms and conditions of the Lease as if the Fifth Expansion Space were included in the Original Premises, except as follows:

(i) The term of Tenant’s lease of the Fifth Expansion Space shall commence on the Fifth Expansion Commencement Date and end on the Extended Termination Date (as defined in Section 3 hereof).

(ii) Base Rent payable by Tenant with respect to the Fifth Expansion Space shall be as follows:

Period	Annual Base Rent Per Square Foot of Rentable Area in the Fifth Expansion Space	Monthly Base Rent
Fifth Expansion Commencement Date - 04/30/04	$19.00	$72,008.42
05/01/04 - Extended Termination Date	$24.00	$90,958.00

Except as modified herein, Base Rent is payable on the same terms provided in the Lease with respect to the Original Premises, except as modified herein and except that there will be no rental abatement and Base Rent for the Fifth Expansion Space will commence on the Fifth Expansion Commencement Date. Tenant shall pay its Pro Rata Share and all other rental adjustments payable by Tenant with respect to the Fifth Expansion Space as provided in the Lease.

(iii) Tenant has inspected the Premises (including the Fifth Expansion Space), is familiar with the condition of same and accepts same in its present condition, “AS IS,” subject to the completion of the improvements described below. Tenant acknowledges that except as set forth below Landlord previously complied with all of its construction obligations with respect to the Premises and that except as set forth below Landlord is not obligated to do any further construction or make any additional improvements with respect to the Premises;

provided, however, Landlord shall provide to Tenant an allowance of up to $545,748.00 (the “Fifth Expansion Allowance”), to be applied to the cost of certain improvements to be made to the Fifth Expansion Space by Landlord (the “Fifth Expansion Space Work”). Landlord may contract with a general contractor of Landlord’s choice for the Fifth Expansion Space Work which shall be constructed in accordance with plans to be prepared by Landlord and approved in writing by Tenant (such approval shall not be unreasonably withheld, delayed or conditioned). To the extent the cost of the Fifth Expansion Space Work is less than the Fifth Expansion Allowance, Landlord shall be entitled to retain any amount of such excess Fifth Expansion Allowance. To the extent the cost of Fifth Expansion Space Work is greater than the Fifth Expansion Allowance, Tenant shall, within 30 days after Landlord’s written notice of such additional amount, pay such additional amount to Landlord.

3. Extension. The Lease Term is hereby extended to the date (“Extended Termination Date”) which is the last to occur of (i) June 30, 2008, or (ii) the date which is nine years and two months after the Fifth Expansion Commencement Date, unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

4. Base Rent During the Extension Term. The Base Rent and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises, the First Additional Premises, the Second Additional Premises and the Third Additional Premises through and including the Prior Termination Date. As of the Extension Date, Tenant shall pay Landlord, as Base Rent for the Original Premises, the First Additional Premises, the Second Additional Premises and the Third Additional Premises during the Extended Term, 24 equal installments of $180,170.00, each payable on or before the first day of each month during the period beginning July 1, 2006 and ending June 30, 2008.

5. Base Year and Tenant’s Pro Rata Share. The Base Year for calculation of Operating Expenses (as defined in the Lease), with respect to the Fourth and Fifth Expansion Spaces, is hereby stipulated to be calendar year 1998. Unless and until any additional space is added to or deducted from the Premises (without implying any right in Landlord or Tenant to add space or to deduct space from the Premises, except as expressly set forth in the Lease), from and after August 1, 1998 until the date before the Fifth Expansion Commencement Date, Tenant’s Pro Rata Share is stipulated to be 36.04 percent and from and after the Fifth Expansion Commencement Date, Tenant’s Pro Rata Share is stipulated to be 53.54.

6. Parking. Beginning August 1, 1998, Tenant shall take and utilize up to 3 additional Parking Permits for unassigned parking spaces in the Garage on the same terms and conditions provided with respect to the original Parking Permits in Exhibit F to the Lease; provided, however, Tenant shall pay Landlord, as parking rent, $30.00 per month for each such Parking Permit, plus applicable taxes. With respect to each of the Fifth Additional Premises and the Sublease Space (as such term is defined in Section 10 hereof), Tenant, upon the leasing of such space, shall be entitled to 3 additional Parking Permits for unassigned parking spaces for each additional 1,000 square feet of space leased on the same terms and conditions provided with respect to the original Parking Permits in Exhibit F to the Lease; provided, however, Tenant shall pay Landlord, as parking rent, $30.00 per month for each such Parking Permit, plus applicable taxes. With respect to Tenant’s future rights to expand the Premises (beyond the Fourth Additional Premises, the Fifth Additional Premises and the Sublease Space), Tenant shall be entitled to three additional Parking Permits for unassigned parking spaces for each additional 1,000 square feet of space leased on the same terms and conditions provided with respect to the original Parking Permits in Exhibit F to the Lease; provided, however, Tenant shall pay Landlord, as parking rent, the then current market rate for Parking Permits, plus applicable taxes. At any time during the Lease Term, Tenant may, by written notice to Landlord, convert one or more of its unassigned space Parking Permits to a reserved space Parking Permit for the remainder of the Lease Term. Landlord will then promptly determine and notify Tenant of the location of each reserved space and Tenant shall thereafter pay Landlord $70.00 per month for each such reserved space Parking Permit, plus applicable taxes. During the Extended Term, Tenant shall pay Landlord’s then-current market rate for all Parking Permits for unassigned spaces.

7. Right of First Refusal. Subject to the rights of existing tenants, Tenant shall have the right of first refusal with respect to any available space on the 2nd and 5th floors of the Building to be exercised in accordance with Section B of Exhibit G of the Lease.

8. Relocation Right. Tenant may request, by 6 months advance written notice, which notice must be received by Landlord no later than April 1, 1999, that Landlord relocate the existing tenant occupying Suite 535 on the 5th floor of the Building so that Tenant may expand into such space in accordance with the terms of the Lease. If Tenant does not exercise such right prior to April 1, 1999, such right shall be deemed waived and shall thereafter be of no further force or effect. If Tenant timely so requests, Landlord and Tenant shall enter into an amendment of this Lease adding such space to the Premises and, promptly after such amendment is fully executed, Landlord shall cause such existing tenant to be relocated. Tenant shall reimburse Landlord, within 30 days of Landlord’s invoice, for all costs of relocating such existing Tenant.

9. Sublease Space. Tenant has subleased approximately 5,036 square feet of space in the Building commonly known as Suite 525 (the “Sublease Space”). Landlord and Tenant agree that Landlord and Tenant will enter into an amendment of the Lease to add the Sublease Space to the Premises beginning July 1, 1999 and continuing for the remainder of the Lease Term. The Sublease Space shall be leased (i) at a rental rate equal to $19.00 per square foot per year ($7,973.67 per month) from July 1, 1999 through April 30, 2004 and $24.00 per square foot per year ($10,072.00 per month) from May 1, 2004 through June 30, 2008; (ii) using a 1998 Base Year for Operating Expenses; and (iii) with an improvement allowance equal to $12.00 per square foot of rentable space in the Sublease Premises.

10. Additional Modifications to Lease. The Lease is further modified as follows:

(a) Waiver of Subrogation. The following language is added to the end of Section 7.03:

IT IS THE INTENTION OF LANDLORD AND TENANT THAT SUBJECT TO THE OTHER PROVISIONS OF THIS SECTION 7.03 THE WAIVERS CONTAINED IN THIS SECTION 7.03 SHALL APPLY TO ALL MATTERS DESCRIBED HEREIN, INCLUDING, WITHOUT LIMITATION, ANY OF THE SAME THAT ARE CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF LANDLORD, TENANT OR THEIR RESPECTIVE OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS, LICENSEES, CUSTOMERS AND INVITEES.

(b) Casualty. The fifth sentence of Section 8.01 which reads “If the damage results from the fault or negligence of Tenant, its agents, employees, licensees or invitees, Tenant shall not be entitled to any abatement or reduction of any Rent or other sums due hereunder, and such damage shall be repaired by Tenant, or at Landlord’s option by Landlord, at Tenant’s expense” is hereby modified to read as follows:

If the damage results from the fault or negligence of Tenant, its agents, employees, licensees or invitees, Tenant shall not be entitled to any abatement or reduction of any Rent or other sums due hereunder, and such damage shall be repaired by Tenant, or at Landlord’s option, by Landlord, at Tenant’s expense, unless the repair of such damage is covered by insurance Landlord is maintaining on the Project (or would have been covered by insurance maintained by Landlord on the Project if Landlord had been in compliance with its insurance requirements under this Lease), in which event Tenant’s sole obligation shall be to reimburse Landlord for the amount of any deductible which is reasonable in Landlord’s sole but reasonable discretion under Landlord’s fire and extended coverage insurance policy.

(c) Subordination. Landlord shall use reasonable efforts to provide to Tenant a subordination agreement from the holder or holders of all current mortgages, deeds of trust and security agreements encumbering or affecting the Project or any interest of Landlord therein and/or the contents of the Building (collectively, “Liens”), which document shall be on the standard form of such holder or holders and shall contain the provisions described in items (i) through (v) in Section 11.01 of the Lease (beginning at the bottom of page 18 and ending at the top of page 19) (a “Non-Disturbance Agreement”). Notwithstanding anything to the contrary contained in the Lease, the subordination of the Lease to any subsequent Liens and Tenant’s obligation to subordinate the Lease to such subsequent Liens shall be conditioned upon the prior or contemporaneous receipt by Tenant of a Non-Disturbance Agreement from the holder or holders of such subsequent Liens on the standard form of such holder or holders and in form consistent with the provisions of this Section 11.01.

11. No Brokers. Landlord and Tenant represent and warrant to each other that such party has not had any dealing with any realtor, broker or agent in connection with this Fourth Amendment or the negotiation thereof other than Cushman & Wakefield of Texas, Inc. on Tenant’s behalf and Transwestern Property Company on Landlord’s behalf. Landlord and Tenant each agree to indemnify and hold the other harmless from and against any and all costs, expenses or liability, including, but not limited to, reasonable attorneys’ fees, resulting from any breach of this representation or warranty.

12. Effect of Amendment. The Lease as amended hereby is hereby ratified and affirmed and the Lease shall continue to be in full force and effect. In the event of any conflict between the Lease and this Fourth Amendment, this Fourth Amendment shall control. All capitalized terms used herein shall have the same meaning ascribed to such terms in the Lease.

13. Multiple Counterparts. This Fourth Amendment may be executed in multiple counterparts which together shall constitute one document.

14. Entire Agreement. This Fourth Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Fourth Amendment.

IN WITNESS WHEREOF, this Fourth Amendment is effective as of the 30th day of July, 1998.

WEATHERFORD ENTERRA U.S., LIMITED PARTNERSHIP, a Louisiana limited partnership

By:	/s/ Jon Nicholson
Name:	JON NICHOLSON
Title:	VICE PRESIDENT

Date:	7-21-98

“Tenant”

TRANSWESTERN CG PARTNERS I, L.P.,

By:	Transwestern CG GP I, L.L.C., its sole general partner

	By:	Houston Properties, L.L.C., its managing member

		By:	Connecticut General Life Insurance Company, its sole managing member

			By:	Cigna Investments, Inc., its authorized signatory

			By:	/s/ Julia B. Bazenas
			Name:	Julia B. Bazenas
			Title:	Managing Director

By:	Transwestern CG LP I, L.L.C., its managing member

	By:	Transwestern Investment Company, L.L.C., its authorized signatory

		By:	/s/ Randal Bessolo
Randal Bessolo
Managing Director

		Date:	7-27-98

“Landlord”

The undersigned Guarantor consents to this Fourth Amendment and expressly agrees that the Guaranty shall also apply to the performance of Tenant’s obligations under this Fourth Amendment.

EVI WEATHERFORD, INC., a Delaware corporation

By:	/s/ Jon Nicholson
Name:	JON NICHOLSON
Title:	VICE PRESIDENT
“Guarantor”